NOTES TO FINANCIAL STATEMENTS
JOHN HANCOCK VARIABLE SERIES TRUST I
(UNAUDITED)
June 30, 2003
--------------------------------------------------------------------------------
(000's Omitted)


NOTE E-COMBINATION

         On April 25, 2003, shareholders approved the combination of several John Hancock Funds. The shareholders of the acquiring funds approved the combination of the funds in the following table:

Acquiring Fund                         Target Fund
--------------                         -----------
VST Growth & Income                    VA Relative Value
VST Growth & Income                    VA Sovereign Investors
VST Active Bond                        VA Strategic Income
VST Large Cap Growth                   VA Technology
VST Financial Industries               VA Financial Industries

         These combinations provide for the transfer of substantially all of the assets and liabilities of the target funds to the acquiring funds in exchange solely for the fund shares of the acquiring funds. The acquisitions were accounted for as tax-free exchanges as follows:

                                                              Target Fund
                            Trust shares                       unrealized       Acquiring Fund         Acquiring Fund
     Acquiring Fund           issued by       Target Fund     appreciation/    net assets prior    aggregate net assets
    vs. Target Fund        Acquiring Fund     net assets     (depreciation)     to combination       after combination
    ---------------        --------------     -----------    --------------    ----------------    --------------------
VST Growth & Income vs.
VA Relative Value               3,079          $28,786         $   845           $1,744,162             $1,772,947

VST Growth & Income vs.
VA Sovereign Investors          4,038           37,760            (415)           1,772,947              1,810,708

VST Active Bond vs.
VA Strategic Income             8,433           83,358           2,176            1,016,994              1,100,351

VST Large Cap Growth vs.
VA Technology                   1,083           12,462          (8,081)             504,397                516,859

VST Financial Industries vs.
VA Financial Industries         4,640           55,074          (5,280)                 200                 55,274

NOTES TO FINANCIAL STATEMENTS
JOHN HANCOCK VARIABLE SERIES TRUST I
(UNAUDITED)
June 30, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE F-OTHER MATTERS

Section 30 and Rule 30d-1(b) under the Investment Company Act of 1940, as amended, requires registered management investment companies to furnish information relating to any matter submitted during the reporting period to a vote of Shareholders of the Trust.


John Hancock Variable Series Trust I solicited a vote at special meeting of Contract owners/Policyholders held on April 4, 2003 on the following matters:

FOR THE SMALL CAP EMERGING GROWTH FUND         For      Against      Abstain
   (FORMERLY, SMALL CAP EQUITY FUND):          ---      -------      -------

To approve, as to the Small Cap Equity
   Fund, a new Sub-Investment Agreement
   among the Trust, John Hancock and
   Wellington Management Company, LLP.         73%        20%           7%

To approve, as to the Small Cap Equity
   Fund, an amendment to the current
   Investment Management Agreement
   between the Trust and John Hancock,
   reflecting an increase in the Fund's
   investment advisory fee.                    59%        36%           5%